Exhibit (h)(5)

Form of Amended Schedule A
to the Fund Accounting Agreement
dated May 19, 2011

Schedule A
to
Fund Accounting Agreement

Dated as of:
May 19, 2011

Fund Accountant shall be entitled to receive from each Fund a fee which shall be such portion of the fee paid pursuant to Article 4 of the Administration Agreement between the Funds and BISYS FUND SERVICES OHIO, INC. with respect to management and administrative services to be provided to portfolios of Boston Trust/Walden Funds as the parties hereto shall agree, which fees shall not be more than 0.03% of each portfolio’s average daily net assets nor less than 0.01% of each portfolio’s average daily net assets.

Out-of-Pocket Expenses

Fund Accountant shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 4 of the Fund Accounting Agreement to which this Schedule A is attached.

Portfolios

Boston Trust Balanced Fund
Boston Trust Equity Fund
Boston Trust Small Cap Fund
Boston Trust Midcap Fund
Walden Social Balanced Fund
Walden Social Equity Fund
Walden Midcap Fund
Walden Small Cap Innovations Fund

THE COVENTRY GROUP	CITI FUND SERVICES, OHIO, INC. (f/k/a BISYS Fund Services Ohio, Inc.)

By:	By:

Name: John Danko	Name: Fred Naddaff

Title: President	Title: President